Exhibit (a)(2)

CERTIFICATE OF INCORPORATION

OF

PANAGRAM CAPITAL CORPORATION

ARTICLE I

1.1            The name of the Corporation is Panagram Capital Corporation (the “Corporation”).

ARTICLE II

2.1            The address of the Corporation’s registered office in the State of Delaware is 3411 Silverside Road, Suite 104, Tatnall Building, Wilmington, New Castle County, Delaware 19810. The name of the Corporation’s registered agent at such address is United Agent Group Inc.

ARTICLE III

3.1            The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “Delaware General Corporation Law”), and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

4.1            Authorized Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 500,000,000 of which 450,000,000 shares shall be common stock having a par value of $0.001 per share (the “Common Stock”) and 50,000,000 shares shall be preferred stock having a par value of $0.001 per share (the “Preferred Stock”).

4.2            Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined below), the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

4.3            Preferred Stock. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (each, a “Preferred Stock Designation”) and as may be permitted by the Delaware General Corporation Law. The Board of Directors may classify any unissued shares of Preferred Stock of any class or series from time to time, in one or more classes or series of Preferred Stock, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

ARTICLE V

5.1            The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
John E. Kim,	Panagram Capital Corporation
President and Chief Executive Officer	51 Astor Place, 12th Floor
New York, NY 10003

5.2            The powers of the sole incorporator shall terminate upon the filing of this Certificate of Incorporation, and the names and mailing addresses of the persons who are to serve as directors until their successors are elected and qualify are as follows:

Name	Director Class	Expiration of Initial Term	Address
Joyce C. DeLucca	Class I	2022	51 Astor Place, 12th Floor New York, NY 10003

Michael Leitner	Class I	2022	51 Astor Place, 12th Floor New York, NY 10003

Craig Kitchin	Class II	2023	51 Astor Place, 12th Floor New York, NY 10003

Michael E. Hopson	Class II	2023	51 Astor Place, 12th Floor New York, NY 10003

John Kim	Class III	2024	51 Astor Place, 12th Floor New York, NY 10003

ARTICLE VI

6.1            Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws (the “Bylaws”) of the Corporation as provided in the Bylaws, subject to the power of the stockholders to alter or repeal any Bylaw whether adopted by them or otherwise.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by a majority of the votes cast by stockholders present in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not such contract or act would otherwise be open to legal attack because of directors’ interests or for any other reason.

The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any Bylaw; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

6.2            Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by resolution or bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

6.3            Classes of Directors. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2022, the initial term of office of directors of Class II shall expire at the annual meeting of stockholders in 2023 and the initial term of office of directors of Class III shall expire at the annual meeting of stockholders in 2024. At each annual meeting of stockholders a number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term, or his or her earlier resignation, removal from office, death or incapacity. If any newly created directorship may, consistent with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to any class, the Board of Directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

6.4            Vacancies. Subject to applicable requirements of the Investment Company Act of 1940, as amended, and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.5            Elections. Except as may otherwise be provided in the Bylaws, directors shall be elected by a plurality of the votes cast by stockholders present in person or by proxy at an annual or special meeting duly called for such purpose and entitled to vote thereat. Election of directors to the Board of Directors need not be by ballot unless the Bylaws so provide.

ARTICLE VII

7.1            Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 7 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

7.2            Indemnification. The Corporation, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE VIII

8.1            Powers of Stockholders to Act by Written Consent. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and is filed with the records of the meetings of the stockholders.

8.2            Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or the Chief Executive Officer of the Corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.

ARTICLE IX

9.1            Amendment. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

I, the undersigned, being the Incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereunto set my hand this [___] day of [___].

Name: John Kim
Title: President and Chief Executive Officer

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